Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release April 22, 2015	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $728,434

MOUNT AIRY, NC - Surrey Bancorp (the “Company”) (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2015.

For the quarter ended March 31, 2015, net income totaled $728,434 or $0.17 per fully diluted common share, compared with $676,400 or $0.16 per fully diluted common share earned during the first quarter of 2014.

The increase in earnings results from an increase in net interest income and an increase in the recapture of loan losses reserves. Net interest income increased from $2,285,803 in the first quarter of 2014 to $2,422,776 in 2015. This increase is due to an increase in average loan volume of approximately $8,587,000 from the first quarter of 2014 to the first quarter of 2015. The recapture of loan loss reserves increased from a recapture of $62,362 in the first quarter of 2014 to a recapture of $113,794 in 2015. The recapture of reserve is due to a reduction in gross loans since the beginning of the year and an increase in the percentage of loans carrying government guarantees. Gross loans decreased approximately $597,000 from December 31, 2014 to March 31, 2015. However, the percentage of loans carrying government guarantees increased from $45,141,818, or 23.4 percent of gross loans at the end of 2014 to $49,835,184, or 25.9 percent of gross loans at March 31, 2015. The decreased credit exposure resulted in lower reserves. The net interest margin increased from 4.12 percent to 4.17 percent from 2014 to 2015 due to lower deposit costs. Asset yields dropped from 4.74 percent in 2014 to 4.68 percent in 2015 but the reduction was offset by a reduction in the cost of funds. The cost of funds decreased from 0.68 percent in the first quarter of 2014 to 0.57 percent in the first quarter of 2015.

The allowance for loan loss reserves was $3,419,908 or 1.78 percent of total loans as of March 31, 2015. Non-performing assets were 1.11 percent of total assets at March 31, 2015, compared to 1.68 percent on that date in 2014. At March 31, 2015, the allowance equals 104 percent of impaired and non-performing assets, net of government guarantees.

Noninterest income increased from $581,928 in the first quarter 2014 to $625,234 in 2015. The increase primarily results from an increase in brokerage commissions from the Bank’s brokerage subsidiary. Noninterest expenses increased from $1,867,387 in the first quarter of 2014, to $2,032,668 in 2015. This increase was due to expenses associated with foreclosed assets. Increases in foreclosed assets expense, professional fees and other expense all increased as a result of cost required to take possession of foreclosed properties.

Total assets as of March 31, 2015, were $256,244,969, an increase of 2.3 percent from $250,389,844 reported as of March 31, 2014. Total deposits were $209,906,549 at quarter-end 2015, a 2.3 percent increase from the $205,115,560 reported at the end of the first quarter of 2014. Net loans increased to $189,141,256 at the end of the first quarter of 2015, compared to $179,027,735, as of March 31, 2014, a 5.8 percent increase.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2015	December 31 2014	March 31 2014
	(unaudited)		(unaudited)
Total assets	$256,245	$253,201	$250,390
Total loans	192,561	193,104	182,392
Investments	48,843	43,510	52,507
Deposits	209,907	206,667	205,116
Borrowed funds	6,250	6,250	7,750
Stockholders’ equity	37,459	36,771	34,850
Non-performing assets to total assets	1.10%	1.29%	1.66%
Loans past due more than 90 days to total loans	0.01%	0.03%	0.03%
Allowance for loan losses to total loans	1.78%	1.84%	1.85%
Book value per common share	$9.46	$9.27	$8.74

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2015	2014
Interest income	$2,720	$2,633
Interest expense	297	347
Net interest income	2,423	2,286
Recapture of loan losses	(114)	(62)
Net interest income after recapture of loan losses	2,537	2,348
Noninterest income	625	582
Noninterest expense	2,033	1,868
Net income before taxes	1,129	1,062
Provision for income taxes	401	386
Net income	728	676
Preferred stock dividend declared	45	45
Net income available to common shareholders	$683	$631
Basic net income per share	$0.19	$0.18
Diluted net income per share	$0.17	$0.16
Return on average total assets [1]	1.15%	1.11%
Return on average total equity [1]	7.85%	7.84%
Yield on average interest earning assets	4.68%	4.74%
Cost of funds	0.57%	0.68%
Net yield on average interest earning assets	4.17%	4.12%
Overhead efficiency ratio	66.69%	65.12%
Net charge-offs/average loans	0.01%	(0.03)%

[1]	Annualized for all periods presented.